Exhibit 1

HARRY WINSTON DIAMOND CORPORATION

MANAGEMENT PROXY CIRCULAR

For the
Annual Meeting of Shareholders
June 4, 2009

____________________________________________________

April 16, 2009

HARRY WINSTON DIAMOND CORPORATION

INVITATION TO SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to attend Harry Winston Diamond Corporation's Annual Meeting of Shareholders on Thursday, June 4, 2009.

The items of business to be considered at this Meeting are described in the Notice of Annual Meeting and Management Proxy Circular.  No matter how many shares you hold, your participation at shareholders' meetings is very important.  If you are unable to attend the Meeting in person, we encourage you to vote by following the voting instructions included on the proxy form.

During the Meeting, we will review Harry Winston's business during fiscal 2008/09 and our plans for the future.  You will also have an opportunity to ask questions and to meet your Directors and Executives.

We look forward to seeing you at the Meeting.

Sincerely,

Robert A. Gannicott	Thomas J. O’Neill
Chairman & Chief Executive Officer	President

HARRY WINSTON DIAMOND CORPORATION
P.O. Box 4569, Station A
Toronto, Ontario    M5W 4T9

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders (the “Meeting”) of HARRY WINSTON DIAMOND CORPORATION (the “Corporation”) will be held at the Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario at 10:00 a.m. (Toronto time) on Thursday, June 4, 2009, for the following purposes:

1.

to receive the audited consolidated financial statements of the Corporation for the fiscal year ended January 31, 2009, together with the report of the auditors thereon;

2.

to elect directors;

3.

to appoint auditors and authorize the directors to fix their remuneration; and

4.

to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The accompanying Management Proxy Circular of the Corporation provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

Shareholders who cannot attend the Meeting in person may vote by proxy.  Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Management Proxy Circular.  To be valid, proxies must be received by CIBC Mellon Trust Company by mail at P.O. Box 721, Agincourt, Ontario, Canada, M1S 0A1 or by fax to 1-866-781-3111 (toll free) or 416-368-2502, no later than 5:00 p.m. (Toronto time) on June 2, 2009, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the last business day preceding the day to which the Meeting is adjourned.

BY ORDER OF THE BOARD Lyle R. Hepburn Corporate Secretary April 16, 2009

HARRY WINSTON DIAMOND CORPORATION
MANAGEMENT PROXY CIRCULAR

All information is as of April 16, 2009 and all dollar figures are in United States dollars, unless otherwise indicated.

Q&A ON PROXY VOTING

Q:

What am I voting on?

A:

Shareholders are voting on the election of directors to the Board of the Corporation, the appointment of auditors for the Corporation and authorizing the directors to fix the remuneration of the auditors.

Q:

Who is entitled to vote?

A:

If you owned your shares as at the close of business on April 16, 2009, you are entitled to vote. Each Common Share is entitled to one vote on those items of business identified in the Notice of Annual Meeting of Shareholders.

Q:

How do I vote?

A:

There are two ways you can vote. You may vote in person at the Meeting, in which case please read the instructions set out after the following question. If you do not plan to attend the Meeting and you are a registered shareholder you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your shares at the Meeting. If your shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other), you will have received from your nominee either a request for voting instructions or a form of proxy for the number of shares you hold. For your shares to be voted, please follow the voting instructions provided by your nominee.

Q:

What if I plan to attend the Meeting and vote in person?

A:

If you are a registered shareholder and plan to attend the Meeting and wish to vote your shares in person at the Meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

If your shares are held in the name of a nominee, the Corporation may have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy and return it by following the instructions provided to you by your nominee. Do not complete the voting instructions on the form, as you will be voting at the Meeting. Please register with the transfer agent, CIBC Mellon Trust Company, upon arrival at the Meeting.

Q:

Who is soliciting my proxy?

A:

The enclosed form of proxy is being solicited by the management of the Corporation and the associated costs will be borne by the Corporation. The solicitation will be made primarily by mail but may also be made by telephone, in writing or in person by employees of the Corporation.

Q:

What if I sign the form of proxy enclosed with this Management Proxy Circular?

A:

Signing the enclosed form of proxy gives authority to Robert A. Gannicott or Matthew W. Barrett, each of whom is a director of the Corporation, or to another person you have appointed, to vote your shares at the Meeting.

Q:

Can I appoint someone other than these directors to vote my shares?

A:

Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your shares. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CIBC Mellon Trust Company.

Q:

What do I do with my completed proxy?

A:

If you are a registered shareholder, return the proxy to the Corporation’s transfer agent, CIBC Mellon Trust Company, in the envelope provided, or by fax to (416) 368-2502, so that it arrives no later than 5:00 p.m. (Eastern Standard Time) on Tuesday, June 2, 2009 to record your vote. If your shares are held in the name of a nominee, please follow the voting instructions provided by your nominee.

Q:

If I change my mind, can I take back my proxy once I have given it?

A:

Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered to the Corporate Secretary of the Corporation at the following address no later than 5:00 p.m. (Eastern Standard Time) on Tuesday, June 2, 2009 or to the Chairman on the day of the Meeting, June 4, 2009, or any adjournment of the Meeting.

Harry Winston Diamond Corporation
P. O. Box 4569, Station A, Toronto, Ontario    M5W 4T9
Attention:            Lyle R. Hepburn
Fax No.:                416-362-2230

Q:

How will my shares be voted if I give my proxy?

A:

The persons named on the form of proxy must vote for or against or withhold from voting your shares in accordance with your directions, or you can let your proxyholder decide for you. In the absence of such directions, proxies received by management will be voted in favour of the election of directors to the Board and the appointment of auditors.

Q:

What if amendments are made to these matters or if other matters are brought before the Meeting?

A:

The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting of Shareholders and with respect to other matters which may properly come before the Meeting. As of the time of printing of this Management Proxy Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:

How many shares are entitled to vote?

A:

As of April 16, 2009 (the “Record Date”), there were outstanding 76,572,092 Common Shares of the Corporation. Each registered shareholder has one vote for each Common Share held at the close of business on the Record Date.

To the knowledge of the directors and senior officers of the Corporation, as of date hereof, the following table sets forth the parties who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation:

Name of Shareholder and Municipality of Residence	Number of Common Shares Owned, Controlled or Directed	% of Outstanding Common Shares
Kinross Gold Corporation Toronto, Ontario, Canada	15,200,000	19.9%
M&G Investment Management Limited(1) London, United Kingdom	12,146,397	15.9%

(1)

Vanguard Precious Metals and Mining Fund exercises voting control over 7,700,000 of the common shares over which M&G Investment Management Limited exercise control and direction.

Q:

How will the votes be counted?

A:

Each question brought before the Meeting is determined by a majority of votes cast on the question. In the case of equal votes, the Chairman of the Meeting is entitled to a second or casting vote.

Q:

Who counts the votes?

A:

The Corporation’s transfer agent, CIBC Mellon Trust Company, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

Q:

If I need to contact the transfer agent, how do I reach them?

A:

You can contact the transfer agent by mail at:

Transfer Agent and Registrar, CIBC Mellon Trust Company
P.O. Box 7010, Adelaide Street Postal Station, Toronto, Ontario    M5C 2W9

or by telephone:	416-643-5500 or 1-800-387-0825	Fax:	416-643-5501
E-mail:	inquiries@cibcmellon.com	Website:	www.cibcmellon.com

REPORTING CURRENCY

The reporting currency of the Corporation is the United States dollar.  Dollar amounts reported in the various tables in this Management Proxy Circular have been converted from the Canadian dollar as follows:

1.

The Canadian currency exchange rate was obtained from the Bank of Canada closing rates for the applicable date (the “Exchange Rate”).  The Exchange Rates applied were as follows:

(a)

the Exchange Rate for February 1, 2008 (the “Year-Beginning Exchange Rate”) was 1.0060;

(b)

the Exchange Rate for January 31 , 2009 (the “Year-End Exchange Rate”) was 0.8153;

(c)

the Exchange Rate for March 31, 2009 (the “March Exchange Rate”) was 0.7927;

(d)

the average Exchange Rate for the fiscal period  February 1, 2008 to January 31, 2009 (the “Average Exchange Rate”)  was 0.9223; and

(e)

the  Exchange Rate for February 1, May 1, August 1, and November 1, 2009 (the “Quarterly Exchange Rate” was 1.0060, 0.9811, 0.9736 and 0.8302, respectively.

2.

The dollar amounts shown for DSUs granted to directors represent the Canadian dollar amount credited to their respective accounts on a quarterly basis converted using the Quarterly Exchange Rate.

3.

The cash retainers paid to directors represent the Canadian dollar amount paid to them on a quarterly basis converted using the Quarterly Exchange Rate.

4.

The value of shares and options held by directors was converted using the March Exchange Rate.

5.

The value of RSUs granted to Named Executive Officers was converted using the Year-Beginning Exchange Rate.

6.

The value of outstanding RSUs of Named Executive Officers was converted using the Year-End Exchange Rate

7.

Cash compensation paid to Named Executive Officers, and in respective consulting services referred to herein, was converted using the Average Exchange Rate.

BUSINESS OF THE MEETING

Financial Statements

The Consolidated Financial Statements for the year ended January 31, 2009 are included in the Annual Report, which has been mailed to shareholders with this Management Proxy Circular.

Election of Directors

The Articles of the Corporation provide that the minimum number of directors shall be three and the maximum number shall be 12. There are currently nine directors. The directors of the Corporation are elected annually and hold office until the next annual meeting of shareholders or until their successors in office are duly elected or appointed, unless a director’s office is earlier vacated in accordance with the by-laws of the Corporation or the Canada Business Corporations Act, or he or she becomes disqualified to act as a director.

The Board of Directors of the Corporation (the “Board”) has fixed the number of directors to be elected at the Meeting at nine. It is proposed that the persons set out herein be nominated for election as directors of the Corporation for the ensuing year.  In 2009, the Board decided to change the director election process in order to promote enhanced director accountability.  Previously, shareholders were given the option of voting for or withholding their votes from an entire slate of director nominees.  The new director election process provides shareholders with the right to vote for or to withhold their votes in respect of individual director nominees.  This new process will encourage individual board members to be more diligent in the performance of their duties by providing shareholders with the right to vote for individual directors based on their individual performance as a director or withhold their votes for a director who fails to meet the standards required by the shareholders.

On January 14, 2009, the Board adopted a majority voting policy stipulating that for uncontested elections, if a majority of the votes represented by proxies validly deposited prior to the Meeting are “withheld” from voting in respect of such director nominee’s election, the nominee will submit his or her resignation promptly after the Meeting for the Nominating & Corporate Governance Committee’s consideration. The Committee will make a recommendation to the Board after reviewing the matter, and the Board’s decision to accept or reject the resignation will be disclosed to the public. The nominee will not participate in any Committee or Board deliberations in considering the resignation. In a contested election, a plurality vote standard will continue to apply. A full description of the majority voting policy is included in Schedule 1 of this Management Proxy Circular.

Management does not contemplate that any of the persons proposed to be nominated will be unable to serve as a director. If prior to the Meeting any of such nominees is unable or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting.

Unless a proxy specifies that the Common Shares it represents should be withheld from voting in respect of the election of directors or voted in accordance with the specification in the proxy, the persons named in the enclosed form of proxy intend to vote FOR the election of the nominees whose names are set out in this Management Proxy Circular.

The list of directors and their biographies can be found in this Management Proxy Circular on pages 8 to 11 (see “Nominees for Election to Board of Directors”). Information regarding Director Compensation can be found in this Management Proxy Circular on pages 11 to 13 (See “Director Compensation Table” and “Incentive Plan Awards). Each director's attendance at Board and Committee meetings can be found in this Management Proxy Circular on page 14 (see “Board of Directors Meetings Held and Attendance of Directors”).

To the knowledge of the Corporation, no director of the Corporation is, or has been in the last 10 years, (a) a director, chief executive officer or chief financial officer of a company that (i) while that person was acting in that capacity, was the subject of a cease trade order or similar order (including a management cease trade order) or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than 30 consecutive days, or (ii) after that person ceased to act in that capacity, was subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days which resulted from an event that occurred while that person acted in such capacity, or (b) a director or executive officer of a company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

Appointment of Auditors

Shareholders will be asked to vote for the reappointment of KPMG LLP, as auditors for the Corporation for the ensuing year, and to authorize the directors of the Corporation to fix their remuneration.

Fees paid to KPMG LLP during the years ended January 31, 2009 and 2008 were as follows:

	2009 (US$)	2008 (US$)
Audit Fees(1)	1,744,037	1,836,759
Audit Related Fees(2)	66,367	70,955
Tax Fees(3)	188,049	174,635
All other Fees(4)	83,779	14,203

(1)

Includes audit and review services.

(2)

Includes SOX 404 work and various audit services required as per legal obligations.

(3)

Primarily tax advisory services.

(4)

Includes IFRS consultation and review of annual meeting materials.

The Audit Committee has considered whether the magnitude and nature of these services is compatible with maintaining the independence of the external auditors and has determined that the independence of the external auditors is maintained.

Other Matters

Management does not know of any other matters to be presented to the Meeting.  If other matters should be properly presented at the Meeting, the persons named in the accompanying form of proxy will vote the Common Shares represented by such proxy with respect to such matters in accordance with their best judgment.

BOARD OF DIRECTORS

Nominees for Election to the Board of Directors

The following are the nominees for election to the Board of the Corporation:

Name of Director	Biography
Matthew W. Barrett(2)(4) Director since January 15, 2008 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 14,023 Value of Shares(6): US$40,352

Matthew W. Barrett, age 64, of Oakville, Ontario, is the former Chairman and CEO of Barclays PLC. He began his career at the Bank of Montreal in 1962 and built a career at the bank where he held a variety of management positions in international banking and treasury during his 37 year tenure. He was appointed President and Chief Operating Officer in 1987. In 1989, he was appointed Chief Executive Officer and was named Chairman and Chief Executive Officer in 1990. In 1999, Mr. Barrett accepted the position of Group Chief Executive of Barclays Bank PLC and was appointed Chairman in 2004. Mr. Barrett was previously a member of the Federal Reserve Bank of New York International Advisory Committee and previously served on the board of directors of Molson, Inc., and Seagram Corporation.  He currently serves on the board of directors of Goldman Sachs Bank USA.  He is an officer of the Order of Canada.

Thomas M. Boehlert Director since April 2, 2009 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: Nil(5) Value of Shares(6): N/A

Thomas M. Boehlert, age 49, of Toronto, Ontario, Canada, is currently Executive Vice President and Chief Financial Officer of Kinross Gold Corporation and has held such positions since April of 2006.  In February of 2005, Mr. Boehlert was appointed the Executive Vice President and Chief Financial Officer of Texas Genco of Houston, an independent electric power company.  From January of 2004 until February of 2005, Mr. Boehlert was the Executive Vice President and Chief Financial Officer of Direct Energy of Toronto, a North American energy services company.  Prior to that he was Senior Vice President and Chief Financial Officer of Sithe Energies of New York, an international independent electric power company. Mr. Boehlert spent 14 years as a banker at Credit Suisse in New York and London where he was responsible for covering energy companies and project finance activities.   He began his career as an auditor at KPMG in New York.  Mr. Boehlert holds a Bachelor of Arts in Accounting from Indiana University, an MBA, Finance from New York University and is a certified public accountant.

Micheline Bouchard(3)(4) Director since January 15, 2008 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 13,790 Value of Shares(6): US$39,681

Micheline Bouchard, age 61, of Montreal, Quebec, Canada, is the former President and Chief Executive Officer of ART Advanced Research Technologies, a biomedical company based in Montreal. Prior to that, Ms. Bouchard was Global Corporate Vice-President of Motorola Inc. in the US after serving as President and Chief Executive Officer of Motorola Canada in Toronto. In addition, Ms. Bouchard served as a Vice President of business development Canada and Vice President of Quebec operations during her tenure at Hewlett-Packard Canada, Ltd. She holds a Bachelor's degree in Engineering Physics and a Master's Degree in  Electrical Engineering, both from Polytechnique, Montreal. She currently serves on the board of directors of Telus Corporation, Citadel Group of Funds and Home Capital/Home Trust. She is a member of the Order of Canada.

Name of Director	Biography
Robert A. Gannicott Chairman and Chief Executive Officer Director since June 19, 1992 Common Shares(1): 759,720 Stock Options: 964,330 Value of Shares(6): US$2,186,115 Value of Options(7): US$0

Robert A. Gannicott, age 61, of Toronto, Ontario, Canada, was appointed the President and Chief Executive Officer of the Corporation in September 1999.  Upon the appointment of Mr. O'Neill as President on April 15, 2004, Mr. Gannicott continued his duties as Chief Executive Officer and was appointed Chairman of the Board on June 22, 2004.  A geologist, Mr. Gannicott has worked extensively in the Northwest Territories and in Greenland.

Noel Harwerth(2)(4) Director since June 4, 2008 Common Shares(1): Nil Stock Options: Nil Deferred Share Units: 5,745 Value of Shares(6): US$16,531

Noel Harwerth, age 61, of London, England, served as Chief Operating Officer of Citibank International PLC from 1998 to 2003.  Prior to that, she served as Chief Tax Officer of Citigroup, Dun & Bradstreet Corporation and Kennecott Copper Corporation.  She holds a Jurisdoctor degree from the University of Texas Law School.  She currently serves on the board of directors of Royal & Sun Alliance Insurance, Logica Group, Corporate Services Group and is Deputy Chairman of Sumitomo Mitsubishi Banking Europe. Mrs. Harwerth was appointed by the U.K. Government to the Horserace Totalisator Board.

Daniel Jarvis(2)(3) Director since June 4, 2008 Common Shares(1): 1,000 Stock Options: Nil Deferred Share Units: 8,581 Value of Shares(6): US$27,570

Daniel Jarvis, age 58, of Vancouver, British Columbia, Canada, currently manages a real estate advisory and investment firm. Mr. Jarvis joined Intrawest Corporation as Executive Vice-President and Chief Financial Officer in 1989.  During his term, he took the company public in 1990 and acquired numerous resorts and other recreational assets.  He served in senior executive roles with the company until it was acquired in 2006 by Fortress Canada Investment Corporation.  Prior to Intrawest, Mr. Jarvis was Chief Financial Officer of BCE Development Corporation from 1986 to 1989 and Treasurer of BCE Inc. from 1983 to 1986.  He holds a Bachelor's degree in Economics from Queen’s University and an MBA from Harvard University.

Laurent E. Mommeja(3) Director since June 22, 2004 Common Shares: (1) Nil Stock Options: Nil Deferred Share Units: 7,489 Value of Shares(6): US$21,550

Laurent E. Mommeja, age 52, of Paris, France, is Managing Director of Hermès Maison and  President of  La Compagnie des Arts de la Table, a subsidiary of Hermès International. He is in charge of the development of Hermès Maison, Hermès Tableware,  Puiforcat Silversmith and Saint-Louis Crystal. He has had assignments in different countries in his 28 years with Hermès.  Previously, he was the Europe and Middle East Director of Hermès International.  Prior to that, Mr. Mommeja lived in the United States for 14 years where his last assignment was President and CEO of Hermès Paris Inc., the US subsidiary of Hermès International.

Thomas J. O'Neill President Director since July 22, 2002 Common Shares(1): Nil Stock Options: 135,000 Value of Options(7): US$0

Thomas J. O’Neill, age 56, of Paris, France, was appointed the President of the Corporation and Chief Executive Officer of the Corporation's subsidiaries, Harry Winston, Inc. and H.W. Holdings, Inc., on April 15, 2004. Prior to his appointment, Mr. O'Neill was a director and President Worldwide, Burberry Group plc, a British retailer and luxury goods company. Mr. O’Neill's career in luxury retailing includes senior executive positions with Tiffany & Co, Louis Vuitton and LVMH.  He is a director of C & J Clark Limited, U.K.

Name of Director	Biography
J. Roger B. Phillimore Director since November 17, 1994 Common Shares: 25,000 Stock Options: 90,000 Deferred Share Units: 36,326 Value of Shares(6): US$176,467 Value of Options(7): US$0

J. Roger B. Phillimore, age 59, of London, England, is a corporate director and advisor to companies primarily in the natural resource industry. He is the Chairman of Lonmin plc, a mining corporation based in Britain.  Prior to 1993, he was Joint Managing Director of Minorco S.A.

(1)

“Common Shares” refers to the number of Common Shares of the Corporation owned by each nominee for election as director and includes all Common Shares beneficially owned, directly or indirectly, or over which such nominee exercised control or direction. Such information, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

(2)

Member of the Audit Committee.

(3)

Member of the Human Resources & Compensation Committee.

(4)

Member of the Nominating & Corporate Governance Committee.

(5)

Thomas M. Boehlert was appointed as a director on April 2, 2009.  In accordance with instructions from Mr. Boehlert, his employer Kinross Gold Corporation was granted the 2,500 DSUs that would have otherwise been granted to Mr. Boehlert personally in accordance with the current director compensation package (see “Director Compensation Table” below).

(6)

“Value of Shares” represents the total market value of the Common Shares and deferred share units (“DSUs”) held by each nominee.  Value is determined by multiplying the number of Common Shares and DSUs held by each nominee as of March 31, 2009 by the closing price of the Corporation’s Common Shares on the TSX on such date (Cdn$3.63) (in this section the “Closing Price”), converted at the March Exchange Rate.

(7)

“Value of Options” represents the total market value of the unexercised stock options held by each nominee.  The value is determined by multiplying the number of unexercised options held by each nominee as of March 31, 2009 by the difference between the Closing Price on the TSX and the exercise price of such options, converted at the March Exchange Rate.

Director Compensation Table

The Corporation's policy with respect to directors' compensation was developed by the Nominating & Corporate Governance Committee with reference to comparative data and guidance from the Corporation's compensation consultants.  The directors’ compensation, currently payable in four equal quarterly installments, for Fiscal 2009 was as follows:

  Cash retainer of Cdn$60,000, all or portions of 25%, 50% or 75% of which, at the election of a director, may be taken in the form of DSUs (see “Deferred Share Unit Plan” on page 13)

  Annual Chairman's retainer for Audit Committee of Cdn$15,000, and annual Chairman's retainer for other committees of Cdn$5,000

  Initial grant of 2,500 DSUs

  Annual grant of 1,500 DSUs

  Meeting fees of Cdn$1,500 for Board and Committee meetings, with an additional Cdn$1,500 for directors traveling from outside the province, in the case of meetings in Ontario, or directors required to travel to meetings outside Ontario and outside their place of residence

  Reimbursement of meeting expenses

The directors’ compensation was thoroughly reviewed on April 5, 2004 and was, at that time, instituted essentially in the same form as it exists today, with the exception of the initial and annual DSU grants which were increased by 500 on January 16, 2007.  At the time of the review of directors’ compensation, the value of a DSU was approximately Cdn$41.20 and at the time of the quarterly grants in Fiscal 2009 averaged approximately Cdn$22.02.  Accordingly, the directors’ compensation has declined since its institution in 2004.

The following table sets forth the compensation awarded, paid to or earned by the directors of the Corporation during the most recently completed fiscal year ended January 31, 2009 (“Fiscal 2009”).  Thomas M. Boehlert was appointed a director on April 2, 2009, and accordingly, did not receive any director compensation in Fiscal 2009.  Directors of the Corporation that are also officers or employees of the Corporation are not compensated for service on the Board.  Therefore no fees are payable to Robert A. Gannicott and Thomas J. O’Neill for their services as directors of the Corporation.

Name	Fees Earned (US$)(5)	Share-Based Awards (US$)(6)	Option-Based Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Pension Value (US$)	All Other Compensation (US$)	Total (US$)
Matthew W. Barrett	94,770	31,912	Nil	Nil	Nil	Nil	126,682
Micheline Bouchard	89,236	31,912	Nil	Nil	Nil	Nil	121,148
Noel Harwerth(1)	60,874	94,590	Nil	Nil	Nil	Nil	155,464
Daniel Jarvis(1)	72,634	94,590	Nil	Nil	Nil	Nil	167,224
Lars-Eric Johansson(2)	29,054	20,670	Nil	Nil	Nil	Nil	49,724
Lyndon Lea(3)	49,806	28,254	Nil	Nil	Nil	Nil	78,060
Laurent E. Mommeja	76,093	31,912	Nil	Nil	Nil	Nil	108,005
J. Roger B. Phillimore(4)	73,326	31,912	Nil	Nil	Nil	253,643	358,881
John M. Willson(2)	43,350	20,670	Nil	Nil	Nil	Nil	64,020

(1)

Elected to the Board on June 4, 2008.

(2)

Messrs. Johansson and Willson did not stand for re-election at the annual and special meeting of shareholders held on June 4, 2008.

(3)

Mr. Lea resigned from the Board on October 31, 2008.

(4)

In addition to his regular director's compensation, J. Roger B. Phillimore was paid Cdn$275,000 (converted at the Average Exchange Rate) during the fiscal year in respect of consulting services related to mining, marketing, financing and new business ventures in accordance with a consulting agreement dated September 1, 1999.  The consulting agreement automatically terminates upon Mr. Phillimore’s death, and may be terminated by Mr. Phillimore upon 30 days written notice.  It may be terminated by the Corporation:  (a) with cause upon notice and without further compensation (cause being: (i) failure to cure any material default under the agreement or a material breach; and (ii) Mr. Phillimore’s mental or physical incapacity); and (b) without cause upon payment of Cdn$75,000 to Mr. Phillimore.

(5)

Fees Earned are converted at the Average Exchange Rate.

(6)

Represents value of DSUs awarded converted at the Quarterly Exchange Rate and for initial grants to new Board members elected on June 4, 2008 converted at the Exchange Rate on June 3, 2008 of $0.9915.

The breakdown of the Fees Earned and the Share-Based Awards for the non-executive directors is as follows (all amounts converted to US dollars using the Average Exchange Rate):

Directors	Board Retainer	Committee Chair Retainer	Board Meeting Fees	Committee Meeting Fees	Travel Fees	% and Value of Retainer & Meeting Fees Taken in DSUs		Total Fees Earned
	(US$)	(US$)	(US$)	(US$)	(US$)%		(US$)	(US$)
Matthew W. Barrett	55,340	10,376	12,452	8,301	8,301	100%	94,770	94,770
Micheline Bouchard	55,340	3,459	12,452	11,068	6,918	100%	89,236	89,236
Noel Harwerth	41,505	-	6,918	5,534	6,918	25%	15,219	60,874
Daniel Jarvis	41,505	10,376	6,918	6,918	6,918	50%	36,317	72,634
Lars-Eric Johansson	27,670	-	1,384	-	-	100%	29,054	29,054
Lyndon Lea	41,505	-	4,151	1,384	2,767	100%	49,806	49,806
Laurent E. Mommeja	55,340	-	9,685	6,918	4,150	0%	-	76,093
J. Roger B. Phillimore	55,340	-	11,068	-	6,918	100%	73,326	73,326
John M. Willson	27,670	4,612	4,151	5,534	1,384	50%	21,675	43,350

Deferred Share Unit Plan

Effective as of February 1, 2004, the Corporation adopted a Deferred Share Unit Plan (the “DSU Plan”) for its directors. During Fiscal 2009, non-executive directors received an annual grant of 1,500 DSUs under the DSU Plan.  Non-executive directors receive an initial grant of 2,500 DSUs when they are first appointed to the Board, and an annual grant of 1,500 DSUs, both payable quarterly.  DSUs granted under the DSU Plan vest immediately, but are only redeemable upon retirement from the Board, or upon death. Directors may also elect to take all or a portion of their annual retainer and meeting fees in the form of DSUs. When a dividend is paid on the Corporation’s Common Shares, each director’s DSU account is allocated additional DSUs equal in value to the dividend paid on an equivalent number of the Corporation’s Common Shares. The value of the DSUs credited to a director is payable after he or she ceases to serve as a director of the Corporation. The value is calculated by multiplying the number of DSUs in the director’s account by the market value of a Common Share of the Corporation at the time of payment. With the introduction of the DSU Plan, a decision was made to discontinue stock option grants to the non-executive directors.

Share Ownership Guidelines

The Corporation has adopted share ownership guidelines for directors, which require each director to own Common Shares of the Corporation, or hold awarded DSUs, having an aggregate cost basis of Cdn$200,000 within five years of joining the Board.  All of the directors have complied, or are in the process of complying, with the share ownership guidelines.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (Cdn$)	Option Expiration Date (M/D/Y)	Value of Unexercised In-the-Money Options (US$)(1)	Number of Shares or Units of Shares that Have Not Vested (#)	Market or Payout Value of Share-Based Awards that Have Not Vested (US$)
Matthew W. Barrett	Nil	N/A	N/A	N/A	Nil	Nil
Micheline Bouchard	Nil	N/A	N/A	N/A	Nil	Nil
Noel Harwerth	Nil	N/A	N/A	N/A	Nil	Nil
Daniel Jarvis	Nil	N/A	N/A	N/A	Nil	Nil
Lyndon Lea	Nil	N/A	N/A	N/A	Nil	Nil
Laurent E. Mommeja	Nil	N/A	N/A	N/A	Nil	Nil
J. Roger B. Phillimore	65,000 25,000	23.35 26.45	02/05/2012 04/172013	Nil Nil	Nil	Nil
John M. Willson	Nil	N/A	N/A	N/A	Nil	Nil

(1)

Based on the last trade of the Common Shares on the TSX prior to the close of business on January 30, 2009, of Cdn$4.88.

Incentive Plan Awards – Value Vested or Earned During the Year

Name	Option-Based Awards – Value Vested During the Year (US$)	Share-Based Awards – Value Vested During the Year (US$)(1)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (US$)
Matthew W. Barrett	Nil	31,912	Nil
Micheline Bouchard	Nil	31,912	Nil
Noel Harwerth	Nil	94,590	Nil
Daniel Jarvis	Nil	94,590	Nil
Lars-Eric Johansson	Nil	20,670	Nil
Lyndon Lea	Nil	28,254	Nil
Laurent E. Mommeja	Nil	31,912	Nil
J. Roger B. Phillimore	Nil	31,912	Nil
John M. Willson	Nil	20,670	Nil

(1)

These amounts represent the annual grants of DSUs converted at the Quarterly Exchange Rate, and do not include director compensation the directors have elected to take in the form of DSUs.

Meetings Held and Attendance of Directors

The information presented below reflects meetings of the Board and Committees held and attendance of the directors proposed for election for Fiscal 2010.  Robert A. Gannicott, Chief Executive Officer of the Corporation, Thomas J. O’Neill, President of the Corporation, and J. Roger B. Phillimore, were not members of any of the Corporation's Committees during the year.

Summary of Board and Committee Meetings Held

	Scheduled Meetings	Unscheduled Meetings (called on short notice)	Total
Board of Directors	7	2	9
Audit Committee	5	1	6
Nominating & Corporate Governance Committee	2	1	3
Human Resources & Compensation Committee	4	0	4

Summary of Attendance of Directors

Committee Meetings Attended
	Board Meetings Attended	Audit(1)	Nominating & Corporate Governance(2)	Human Resources & Compensation(3)
Matthew W. Barrett	9 of 9	6 of 6	2 of 2	N/A
Thomas M. Boehlert(4)	N/A	N/A	N/A	N/A
Micheline Bouchard	9 of 9	4 of 4	3 of 3	3 of 3
Robert A. Gannicott	9 of 9	N/A	N/A	N/A
Noel Harwerth(5)	5 of 5	2 of 2	2 of 2	N/A
Daniel Jarvis(5)	5 of 5	2 of 2	N/A	3 of 3
Laurent E. Mommeja	7 of 9	3 of 4	N/A	4 of 4
Thomas J. O’Neill	9 of 9	N/A	N/A	N/A
J. Roger B. Phillimore	8 of 9	N/A	N/A	N/A

(1)

Mr. Barrett was a member of the Audit Committee for the full year, Mr. Mommeja and Ms. Bouchard were members from January 31, 2008 to June 4, 2008 and Mr. Jarvis and Ms. Harwerth were appointed to the Audit Committee effective June 4, 2008.

(2)

Ms. Bouchard was a member of the Nominating & Corporate Governance for the full year, and Mr. Barrett and Ms. Harwerth were appointed to the Nominating & Corporate Governance Committee on June 4, 2008.

(3)

Mr. Mommeja was a member of the Human Resources & Compensation Committee for the full year, Mr. Lea was a member from January 31, 2008 to June 4, 2008 and Ms. Bouchard and Mr. Jarvis were appointed to the Human Resources & Compensation Committee on June 4, 2008.

(4)

Appointed to the Board on April 2, 2009.

(5)

Appointed to the Board on June 4, 2008.

Directors’ and Officer’s Liability Insurance

The Corporation maintains a directors' and officers' liability insurance program with a total limit of US$60,000,000 that is subject to deductibles between US$100,000 and US$500,000.  The policy is renewed annually. The current policy has an annual premium of US$667,990 and expires September 30, 2009.

The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of the Corporation and its subsidiaries. The policy also provides protection to the Corporation for claims made against directors and officers for whom the Corporation has granted directors and officers indemnity, as is required or permitted under applicable statutory or by-law provisions.

CORPORATE GOVERNANCE DISCLOSURE

The Corporation is listed on the TSX and on the New York Stock Exchange (the “NYSE”).  The Corporation is required to comply with the Sarbanes-Oxley Act of 2002, the rules adopted by the United States Securities and Exchange Commission (“SEC”) pursuant to that Act, and the NYSE corporate governance rules as they apply to foreign private issuers. The Canadian Securities Administrators (“CSA”) has also adopted rules relating to audit committees and disclosure of corporate governance practices under National Instrument 52-110 – Audit Committees (“NI52-110”) and National Instrument 58-101 –Disclosure of Corporate Governance Practices (“NI58-101”).

The Corporation has complied with Section 5.1 of NI52-110, and the disclosure required by Form 52-110F1 is included in the Corporation’s Annual Information Form under Item 8 – Audit Committee.

The Corporation has amended its governance practice as regulatory changes have come into effect in recent years and will continue to follow regulatory changes and consider amendments to its governance practices as appropriate.  The disclosure required pursuant to Form 58-101F1 of NI58-101 is set out in Schedule 1 of this Management Proxy Circular.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the external auditors and the performance of the internal audit function and external auditors.

In December of 2008, the Audit Committee and the Nominating & Corporate Governance Committee reviewed the Audit Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed.  These recommendations were approved by the Audit Committee on December 10, 2008, and by the Nominating & Corporate Governance Committee on January 14, 2009.  The Charter is attached as Appendix 1 to the Corporation’s Annual Information Form, and is available on the Corporation's website.

To assist in the timely fulfillment of its Charter, the Audit Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

●

reviewed with management and the external auditors the Corporation’s Quarterly and Annual Financial Statements and Management’s Discussion and Analysis. The Committee approved the Corporation’s Quarterly Financial Statements and accompanying Management’s Discussion and Analysis, and approved and recommended for approval by the Board the Annual Financial Statement and Annual Management’s Discussion and Analysis. The Committee concluded that these documents were complete, and fairly presented in accordance with generally accepted accounting principals that were consistently applied;

●

arranged for and reviewed the reports provided to the Committee by management and the external auditors on the Corporation’s internal control environment as it pertains to the Corporation’s financial reporting process and controls;

●

reviewed and discussed significant financial risks or exposures and assessed the steps management had taken to monitor, control, report and mitigate such risks to the Corporation;

●

reviewed the effectiveness of the overall process for identifying the principal risks affecting the achievement of business plans, and provided the Committee’s view to the Board;

●

reviewed legal and regulatory matters that could have a material impact on the interim or annual financial statements, related corporation compliance policies, and programs and reports received from regulators or governmental agencies;

●

reviewed policies and practices with respect to hedging activities;

●

met on a regular basis with the external auditors without management present, and arranged for the external auditors to be available to attend Committee meetings;

●

reviewed and discussed with the external auditors all significant relationships that the external auditors and their affiliates had with the Corporation and its affiliates in order to determine the external auditors’ independence;

●

reviewed and evaluated the performance of the external auditors and the lead partner of the external auditors’ team, made a recommendation to the Board regarding the reappointment of the external auditors at the annual meeting of the Corporation’s shareholders, the terms of engagement of the external auditors, together with their proposed fees, external audit plans and results, and the engagement of the external auditors to perform non-audit services, together with the fees therefor, and the impact thereof, on the independence of the external auditors; and

●

reviewed the Internal Audit Department Charter and submitted it to the Nominating & Corporate Governance Committee for approval.

The Committee is satisfied that it has appropriately fulfilled its mandate for Fiscal 2009.

On behalf of the members of the Audit Committee:  Daniel Jarvis (Chair), Matthew W. Barrett and Noel Harwerth.

REPORT OF THE HUMAN RESOURCES & COMPENSATION COMMITTEE

The primary functions of the Human Resources & Compensation Committee are to assist the Board in carrying out its responsibilities by reviewing compensation and human resources issues and to make recommendations to the Board as appropriate.

In 2009, the Human Resources & Compensation Committee and the Nominating & Corporate Governance Committee reviewed the Human Resources & Compensation Committee Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed.  These recommendations were approved by the Human Resources & Compensation Committee and the Nominating & Corporate Governance Committee on January 14, 2009.  The Charter is available on the Corporation's website.

To assist in the timely fulfillment of its Charter, the Human Resources & Compensation Committee approved a detailed Work Plan for Fiscal 2009.  The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

●

reviewed and submitted to the Board:

●

the Corporation’s overall executive compensation strategy;

●

the corporate compensation plan and benefit plans including proposed salary ranges, merit increases, annual incentive bonuses, stock options, Restricted Share Units, long term incentive plan and any other form of compensation;

●

the Chief Executive Officer’s recommendation for salaries, annual incentive bonuses, budgets, organization and manpower plans, and succession planning for the Chief Executive Officer, the President and their direct reports;

●

performance appraisals and overall compensation as recommended by the Chief Executive Officer and the President for senior officers earning in excess of Cdn$250,000;

●

after consultation with the Chief Executive Officer, the appointment of new officers;

●

the objectives and compensation of the Chief Executive Officer;

●

the consultant’s performance and re-appointment;

●

the framework for the balanced scorecard for fiscal 2010 for determining the short term incentive program for the Chief Executive Office, the President and their direct reports;

●

approved and reported to the Board the terms of employment contracts with senior management, including termination benefits;

●

approved its report for disclosure in the Management Proxy Circular on Executive Compensation;

●

reviewed and assessed management development programs to enhance individual effectiveness and preparedness for greater responsibilities; and

●

reviewed its performance, and reported to the Board thereon.

The Committee is satisfied that it has appropriately fulfilled its mandate for Fiscal 2009.

On behalf of the members of Human Resources & Compensation Committee:  Micheline Bouchard (Chair), Daniel Jarvis and Laurent E. Mommeja.

REPORT OF THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The mandate of the Nominating & Corporate Governance Committee is to manage the corporate governance system for the Board, to assist the Board in fulfilling its duty to meet the applicable legal, regulatory and self-regulatory business principles and codes of best practice of corporate behaviour and conduct and to recommend to the Board the director nominees to be put before the shareholders at each annual meeting.

In 2008, the name of the Corporate Governance Committee was changed to the Nominating & Corporate Governance Committee.  In 2009, the members of the Nominating & Corporate Governance Committee reviewed its Charter and made recommendations to update it in accordance with best practices and with applicable laws and rules of the stock exchanges on which the Corporation's securities are listed.  These recommendations were approved by the Board on January 15, 2009.  The Charter is available on the Corporation's website.

To assist in the timely fulfillment of its Charter, the Nominating & Corporate Governance Committee approved a detailed Work Plan for the fiscal year. The Work Plan prescribed actions to be taken at each of the scheduled meetings of the Committee. In the course of following the Work Plan, the Committee:

●

developed and recommended to the Board a corporate governance system and monitored the effectiveness of the corporate governance system regularly and recommended changes to the Board;

●

reviewed the relationship between management and the Board and recommended changes to the Board;

●

reviewed polices governing Board size, composition, selection criteria, nominating process, succession planning and retirement age;

●

reviewed director compensation and made recommendations to the Board;

●

developed, reviewed and approved:

●

Charter for the Audit Committee;

●

Charter for the Human Resources & Compensation Committee;

●

Internal Audit Department Charter;

●

Guidelines and responsibilities for the Board of Directors;

●

Guidelines and responsibilities for the Lead Director of the Board;

●

Guidelines and responsibilities for the Chairman of the Board and Chief Executive Officer;

●

Corporate Governance Guidelines;

●

Mandate/Position description for the Committee Chairs;

●

Policy on Corporate Disclosure, Confidentiality and Employee Trading;

●

Insider Trading Policy;

●

Corporate Security Policy;

●

Whistleblower Protection Policy; and

●

Code of Ethics and Business Conduct;

●

reviewed the DSU policy and awarded DSUs;

oversaw evaluation of management, including the Chief Executive Officer;

●

prepared for disclosure to shareholders a report which describes the Corporation’s governance practices;

●

identified individuals qualified to become new directors and recommended to the Board new nominees for election by shareholders based on selection criteria and individual characteristics;

●

recommended to the Board the allocation and removal of Board members to the various Committees of the Board;

●

reviewed, approved and reported to the Board on directors and officers insurance;

●

oversaw the evaluation of the Board by considering the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members;

●

reviewed any significant ethics related contraventions of regulation or policies;

●

determined orientation and education programs for new Board members and continued development of all members of the Board; and

●

reviewed its performance, and reported to the Board thereon.

The Committee is satisfied that it has appropriately fulfilled its mandate for Fiscal 2009.

On behalf of the members of the Nominating & Corporate Governance Committee:  Matthew W. Barrett (Chair), Micheline Bouchard and Noel Harwerth.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes and explains the significant elements of the Corporation’s compensation programs, with particular emphasis on the process for determining compensation payable to the Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer), at the end of the most recently completed financial year (collectively, the “Named Executive Officers”).

Objectives of Compensation Programs

The objectives of the Corporation’s compensation programs are to attract, retain and motivate highly qualified executive officers who will drive the success of the Corporation, while at the same time promoting a greater alignment of interests between such executive officers and the Corporation’s shareholders. The Corporation’s compensation programs are designed to recruit and retain key individuals and reward individual and company performance with compensation that has mid and long-term growth potential, while recognizing that the executives work as a team to achieve corporate results.

Elements of Compensation

Compensation is comprised of five main components: base salary, annual bonus incentive, mid-term incentive, long-term incentive and benefits.  The Human Resources & Compensation Committee annually reviews each component and relevant competitive factors and makes recommendations based on corporate and individual performance, taking into account leadership abilities, retention risk and succession plans.

1.

Base Salaries - The primary element of the Corporation’s compensation program is base salary. The Corporation’s view is that a competitive base salary is a necessary element for retaining qualified executive officers.  The amount payable to an executive officer as base salary is determined primarily by the number of years of experience, survey data and internal position comparisons, and, if available, comparisons to the base salaries offered by other companies in the same geographic location or in similar businesses and for comparable positions at other companies where the Corporation competes for talent based on available market data (see “Determination of Compensation” on page 21).

2.

Annual Bonus or Short Term Incentives - Along with the establishment of competitive base salaries and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize strong levels of performance by linking achievement of specific goals with variable cash compensation in the form of annual bonus or short term incentive awards.  Target bonus awards range from 30% to 100% of base salary for the executive group.  Actual bonus compensation for executive officers, other than the Chief Executive Officer and the President, is determined on the basis of an overall assessment nominally based on 50% corporate, 25% business unit and 25% individual performance.  The Human Resources & Compensation Committee, and the Chief Executive Officer agreed that the percent of the target bonus to be awarded to the Chief Executive Officer, would be driven by the degree to which the Corporation achieved specified mining and retail segment and consolidated targets calculated on audited financial statements or other objective measures and individual performance as described in this Management Proxy Circular on page 22 (see “Performance Goals of Named Executive Officers”).  The President is contractually entitled to an annual bonus of 50% of his base salary.

3.

Mid-term Incentives – RSUs - On April 5, 2004, the Corporation adopted the RSU Plan for employees under which executive officers and other employees of the Corporation and its subsidiaries may be granted restricted share units (“RSUs”) by the Human Resources & Compensation Committee.  The objective of the RSU Plan is to provide compensation opportunities that facilitate recruitment and retention and promote alignment of interest between employees and shareholders of the Corporation.  Under the RSU Plan, selected employees may receive an award of RSUs.  RSUs have been awarded to other employees as a result of recommendations from management based on company performance, the individual employee’s seniority within the Corporation, and the goal to have a compensation package competitive with market data.  When a dividend is paid on the Corporation’s Common Shares, each RSU account is allocated additional RSUs equal in value to the dividend paid on an equivalent number of the Corporation’s Common Shares.  The RSUs are time vested and redeemable on the settlement date determined by the Human Resources & Compensation Committee (generally three years from the date of grant) which may not end later than December 31st of the third calendar year following the award date.  The vesting of RSUs can also occur in the case of death, retirement or change of control.  The redemption value for a RSU is the five day average closing price of a Common Share of the Corporation prior to the redemption date. In addition to the mid-term incentive grants of RSUs, the RSU Plan provides that selected employees may elect to receive up to 100% of the employee’s short-term incentive compensation in the form of RSUs.  These RSUs are vested at the time they are granted to the employee. In Fiscal 2009, the Corporation moved towards implementing a long term incentive plan utilizing stock options, and decided to discontinue the use of RSUs.  Accordingly, no RSUs were awarded in Fiscal 2009, except for awards made to Messrs. O’Neill and Mayne in accordance with their respective employment contract (see Footnote No. 1 under “Summary Compensation Table” on page 25).

On March 16, 2006 the Corporation adopted a Linked Restricted Share Unit Plan which provided for the granting of Linked Restricted Share Units (“Linked RSUs”).  Linked RSUs were awarded only in 2006, and primarily to employees who are employed by the Corporation but also have responsibilities within Harry Winston, Inc. (the Corporation’s retail business), using the same guidelines as used in awarding RSUs.  Linked RSUs are RSUs with the number of RSUs ultimately paid out calculated by applying a multiple, representing the increase or decrease in the fair market value of Harry Winston, Inc., the Corporation’s wholly owned subsidiary, to the original number of Linked RSUs’ granted (adjusted for dividends paid).  All other features of the RSU Plan apply to the Linked RSUs.

4.

Long-Term Incentives

(a)

Stock Options - Prior to April, 2004, the Corporation relied on the grant of stock options to align management’s interest with shareholder value.  Grant ranges had been established independently each time grants of stock options were made to provide competitive long-term incentive value, with significant recognition of contribution and potential of the individual.  The options have a ten-year term and an exercise price equal to market price at the time of grant. With the introduction of the RSU Plan in April, 2004, significantly less reliance was placed on the grant of stock options as a form of incentive compensation.

The Corporation has implemented a Long Term Incentive Plan (“LTIP”) which sets out guidelines for granting stock options, based on the Corporation’s performance and economic conditions.  An annual grant will be made to the Named Executive Officers in two parts:  a fixed part and a performance based part.  The size of the performance based part of the grant is derived from historical performance of the Corporation measured against target.  The vesting schedule for the entire option grant would be one third vesting on the anniversary of each of the three years following the date of the grant.  The granting of stock options under the LTIP will commence in the current fiscal year.  No stock options were granted in Fiscal 2009.  Information regarding the Corporation’s LTIP can be found in this Management Proxy Circular on pages 28 to 30 (see “Securities Authorized for Issuance under Equity Compensation Plans”).

(b)

Phantom Equity - Harry Winston, Inc. implemented a Phantom Stock Award Plan for certain key executives in 2004, prior to becoming a wholly owned subsidiary of the Corporation in 2006. The Phantom Stock Award is comprised of two parts, both payable in cash: 40% of the Award is a time vested portion (the “Time Vested Portion”) which vests on each of the third, fourth, fifth and sixth anniversaries of the executive’s first day of active employment with Harry Winston, Inc. or entry into the program, and 60% of the Award (the “Cliff Vested Portion”) vests on the date the Corporation acquires 100% of Harry Winston, Inc.  100% of the Award vests upon a change of control of Harry Winston, Inc. or the Corporation.  Cliff Vested Awards and awards vesting on a change in control are generally paid out over a period of one year after vesting.  In accordance with the Phantom Stock Award Plan, the Time Vested Portion, subject to a change in control, is paid out in two instalments; one being six months, and the other being twelve months, after the executive ceases to be an employee of the Corporation or Harry Winston, Inc.  The value of the Award for each executive is calculated as a percentage of return on investment, as defined in the agreements as the excess of the fair value of Harry Winston, Inc. at the date of calculation, over the fair value of Harry Winston, Inc. at April 2, 2004, adjusted for certain items as defined in the agreements. On September 29, 2006, the Corporation acquired 100% of Harry Winston, Inc. and, as a result, the Cliff Vested Portion (60% of the Awards) vested and, with the exception of Thomas J. O’Neill, has been paid to the executives.  Pursuant to his employment agreement, Mr. O’Neill elected to defer payment of his vested Award to August 1, 2010.  At January 31, 2009, the Corporation has recorded a liability of US$3,136,948 million relating to the Cliff Vested Portion of the Phantom Stock Award Plan in respect of Mr. O’Neill.  The Corporation has not made any accruals in respect of the Time Vested Portion of the Phantom Stock Award Plan for any of the executives who have not yet vested fully.  Messrs. O’Neill and Haumont are the only Named Executive Officers participating in the Phantom Stock Award Plan.  Mr. Haumont’s employment with Harry Winston, Inc. terminated on February 28, 2009 and the Time Vested Portion of the Phantom Stock Award to which he was entitled had no value on that date.  No Phantom Stock Awards have been made since 2006.  The Board does not contemplate granting any additional Phantom Stock Awards.

5.

Benefits – Benefits for the Named Executive Officers, including life insurance, health and dental plans, and short and long term disability plans, and 401 K plans in the US, are maintained at a level that is considered competitive and similar to what all employees receive.

Determination of Compensation

The Corporation’s policy for determining executive compensation is based on the following fundamental principles:

●

Management’s fundamental objective is to maximize long term shareholder value;

●

Equitable balance among internal peers;

●

Performance is an important determinant of pay for executive officers; and

●

Recruitment and retention of key employees.

In determining compensation for senior executives, the Corporation considers, if available, the compensation practices of companies that operate in similar industries and/or that are comparable in size and with whom the Corporation competes for executive talent.  This competitive information is provided by external consultants retained by the Corporation and by external survey data provided by the 2008 Compensation Data Bank General Industry Executive Database, the 2008 Compensation Data Bank Retail/Wholesale Executive Database, and Salary.com/ICR Surveys (who prepared the 2008 Luxury Goods Compensation Survey).  Subject to the discretion of the Human Resources & Compensation Committee and the Board, when planned results are achieved the Corporation seeks to position total compensation for its executives, including base salary and annual, mid-term and long-term incentives, competitively with market data for positions with equivalent responsibilities and scope.

The Human Resources & Compensation Committee engaged Hewitt Associates LLC as an independent consultant to provide the Committee with support on determining levels of executive compensation.  Hewitt Associates LLC provided such services for the fiscal periods of the Corporation commencing February 1, 2006, February 1, 2007, February 1, 2008 and February 1, 2009, including:

●

Compensation philosophy development;

●

Market data and other market intelligence;

●

Compensation plan design support;

●

Governance and regulatory practices/requirements input; and

●

Assistance in facilitating the management of executive compensation and the execution of the Committee’s mandate.

The decisions made by the Human Resources & Compensation Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations of Hewitt Associates LLC.

The Corporation paid Hewitt Associates LLC fees in the amount of US$43,907 (inclusive of GST and disbursements) for Fiscal 2009 in connection with the above-noted services.  Hewitt Associates LLC did not perform any other services for the Corporation during the foregoing fiscal periods.

Annual Base Salary Review

Each year management recommends a base salary budget increase based on a percent increase over the prior year’s base compensation.  The percent increase is derived from generally available public data on average base salary increases and confirmed with Hewitt Associates LLC.  The Board considers this budget when it reviews and approves the annual budget for the Corporation.  The actual percent increase for each employee may be more or less than the average budgetary percent increase, and is based on such factors as the employee’s performance, seniority level, equitable balance among internal peers, market comparisons and promotions.  The Board determines whether any increases to the base salary of the Chief Executive Officer is appropriate, based on recommendations from the Human Resources & Compensation Committee.  The Human Resources & Compensation Committee determines whether any increases to the base salary of the other Named Executive Officers is appropriate.

For Fiscal 2009, a base salary increase of 5.2% was awarded to the Chief Executive Officer, and base salary increases of 3.8% on average were awarded for the balance of the Named Executive Officers.

For the fiscal years 2007, 2008 and 2009, the Human Resources & Compensation Committee decided that the performance of the Chief Executive Officer in the prior year, and the significant responsibility placed on the Chief Executive Officer in the current year, warranted an increase in excess of the budget.

For Fiscal 2010, management recommended, and the Human Resources & Compensation Committee agreed, that there should not be increases to base salary throughout the Corporation, other than for minor exceptions for subsidiaries outside North America.

Performance Goals of Named Executive Officers

Performance goals of the Named Executive Officers apply in determining base salary increases, short-term bonus awards, and the quantum of stock option awards. These goals are subjective and, therefore, subject to discretion by the Human Resources & Compensation Committee and the Board.

1.

Chief Executive Officer - The Chief Executive Officer's target bonus opportunity is 100% of his base salary. The individual performance of the Chief Executive Officer is measured against the goals, objectives and standards set annually between the Chief Executive Officer and the Human Resources & Compensation Committee, which are used as metrics in establishing the amount of the bonus to be awarded.  The metrics used for the Chief Executive Officer are based on the results of the mining and  retail parts of the business separately, combined company metrics and personal targets, each with different weighting  Metrics include the degree of achieving diamond prices and retail sales and earnings in excess of plan, cost management and funding corporate operations and capital requirement costs effectively. The bonus for the Chief Executive Officer may be adjusted up or down from his target bonus, based on achievement of the metrics.  The minimum bonus award would be zero and the maximum would be 150% of target.

By applying the metrics as weighted, the Chief Executive Officer would have been entitled to a substantial portion of his target bonus in respect of Fiscal 2009. However, in light of the economic financial crisis and its impact on the Corporation as a whole and its shareholders, the Chief Executive Officer recommended to the Human Resources & Compensation Committee that his, and all other employees of the Corporation, Fiscal 2009 bonus be capped at 50% of target.

The Chief Executive Officer did not receive grants of RSUs or stock options in Fiscal 2009.

No pension is currently payable to the Chief Executive Officer upon retirement.

2.

President  - The President has a contractual annual bonus of 50% of his base salary.

3.

Other NEOs - Target bonus awards range from 30% to 50% of base salary for the executive group.  Actual bonus compensation is determined on the basis of an overall assessment nominally based on 50% corporate, 25% business unit and 25% individual performance.  The corporate performance metric is SG&A versus target, and the mining and retail metrics were the same as for the Chief Executive Officer but with a different weighting.  The individual performance metric is determined following an appraisal of the individual on such core competencies as communications, relationships, organization, management, leadership, timeliness, problem solving and knowledge.

Target bonus opportunity for Mr. Mayne is 50% of his base salary.  Target bonus opportunity for Mr. Pounds is 40% of his base salary.  Both Mr. Mayne and Mr. Pounds were measured on the same metrics for corporate and business unit objectives.  Application of the metrics would have resulted in a close to target bonus.  However, the Human Resources & Compensation Committee, after considering the Chief Executive Officer’s recommendation and the financial year end results, applied a cap of 50% of target bonus for Fiscal 2009 in line with the cap on the Chief Executive Officer’s bonus.

Target bonus opportunity for Mr. Haumont is 40% of his base salary.   Mr. Haumont was responsible for the retail salons in the United States (except for New York), Greater China and London.  The business unit metrics Mr. Haumont is measured on are total annual sales versus plan, total annual net income versus plan and inventory turn versus plan for the retail salons within his jurisdiction.  Application of the metrics resulted in a substantial reduction to target bonus.

Change of Control

The selection of the events that trigger payment to a Named Executive Officer in the event of a change of control are negotiated and documented in each employment contract, with the attempt to balance the protection of the employee upon a change of control with the preservation of the executive base in the event such a change of control occurs.  As noted on page 27 under the heading “Termination and Change of Control Benefits”, there are certain circumstances that trigger payment, vesting of stock options or RSUs, or the provision of other benefits to a Named Executive Officer upon termination and change of control.

Performance Graph

The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on its Common Shares with the cumulative total return of the S&P/TSX Composite Index (assuming reinvestment of dividends and considering a $100 investment in Common Shares on January 31, 2004). For this purpose, the yearly change in the Corporation's cumulative total shareholder return is calculated by dividing the difference between the price for the Common Shares at the end and the beginning of the "measurement period" by the price for the Common Shares at the beginning of the measurement period.  "Measurement period" means the period beginning at the market close on the last trading day before the beginning of the Corporation's fifth preceding fiscal year, through and including the end of the Corporation's most recently completed fiscal year.

Cumulative Value of $100 Invested

	2004	2005	2006	2007	2008	2009
Harry Winston Diamond Corporation	$46.29	$40.72	$46.52	$45.35	$24.75	$4.88
Value of $100 Investment	$100.00	$87.97	$100.50	$97.97	$53.47	$10.54

S&P/TSX Composite	8,521.39	9,204.05	11,945.64	13,034.12	13,155.10	8,694.90
Value of $100 Investment	$100.00	$108.01	$140.18	$152.96	$154.38	$102.04

(1)

All Dollars Amounts referenced in the performance graph are in Canadian Dollars.

Compensation includes base compensation, bonus, value of RSUs and dividend in kind on the RSUs, stock options and other compensation.  Compensation increased in 2004 with the addition of the retail executives following acquisition of the interest in Harry Winston, Inc.  From 2006, the increases in compensation were fairly flat with increases in base compensation reflective of market data.  The annual bonus is derived to a large extent on operating results which were not necessarily reflected in the share price.  The strong decline in share price was due in part to the reduction in dividend, a change in global economic circumstances and forward looking expectations on the Corporation’s performance taking into account factors that are not under the control of the Corporation such as diamond production, quality of rough diamonds and operating costs and capital expenditures of the Diavik Diamond Mine and does not accurately reflect operating results.  Long term and mid term incentives were severely impacted by the decrease in share price.

Option-Based Awards

Information on option-based awards is discussed in this Management Proxy Circular on page 20 (see “Elements of Compensation – Long-term Incentives”).

Summary Compensation Table

The following table sets forth the compensation awarded, paid to or earned by the Named Executive Officers, during Fiscal 2009.

					Non-Equity Incentive Plan Compensation (US$)
Name and Principal Position	Year Ended January 31	Salary (US$)	Share-Based Awards (US$)(1)	Option- Based Awards (US$)	Annual Incentive Plans	Long-Term Incentive Plans	Pension Value (US$)	All Other Compensation (US$)(2)	Total Compensation (US$)
Robert A. Gannicott Chief Executive Officer	2009	922,339(3)	-	-	407,664(4)	-	-	1,116(3)	1,331,119
Alan S. Mayne Chief Financial Officer	2009	484,228(3)	19,386(5)	-	107,012(4)	-	-	828(3)	611,454
Thomas J. O’Neill President of the Corporation and Chief Executive Officer of Harry Winston, Inc.	2009	1,035,000	306,034(5)	-	517,500	-	-	8,611(3)	1,867,145
James Pounds Senior Vice-President Diamond Management	2009	534,034(3)	-	-	94,415 (4)	-	-	558(3)	629,007
Gilles Haumont Vice-President, New Product Development of Harry Winston, Inc.	2009	322,875	-	-	38,745	-	-	100,000	461,620

(1)

The amounts shown for Mr. O’Neill represent 10,000 RSUs granted to him each year pursuant to his employment agreement in his capacity as an executive (the “O’Neill Executive RSUs”) plus an annual award of RSUs equal to the number of DSUs granted to non-employee directors of the Corporation (the “O’Neill Director RSUs”). The value of these RSUs was determined based on a share price of Cdn$25.33 on February 1, 2008, the closing price of the Corporation’s common shares on the date of grant converted at the Year-Beginning Exchange Rate.  The amounts shown for Mr. Mayne represent 5,000 RSUs granted to him each year pursuant to his employment agreement.  The value of these RSUs was determined based on a share price of Cdn$4.94 on January 21, 2009, the closing price of the Corporation’s common shares on the date of grant converted at the January 21, 2009 Exchange Rate of 0.7849.    These RSUs vest and are paid out at the end of three years.

The table below shows the number of RSUs outstanding for each Named Executive Officer, and their value at January 31, 2009 at the Year-End Exchange Rate.  Details of the RSU Plan can be found in this Management Proxy Circular on page 19 (see “Compensation Discussion and Analysis – Elements of Compensation – Mid-term Incentives”).

RESTRICTED SHARE UNITS OUTSTANDING AS OF JANUARY 31, 2009

Name	Number of Units	Value (US$)
Robert A. Gannicott	10,735	42,712
Alan Mayne	10,195	40,564
Thomas J. O’Neill	35,596	141,629
James Pounds	5,367	21,354
Gilles Haumont	-	-

The table below shows the number of RSUs granted in the fiscal year. The payout value will be based upon the 5 day average closing price of the Corporation’s Common Shares prior to the payout date, and will include accumulated dividend equivalents automatically credited.

RESTRICTED SHARE UNIT AWARDS GRANTED

Name	Units Granted	Period until Payout
Alan Mayne	5,000	3 years
Thomas J. O’Neill	12,013	3 years

(2)

The amounts shown represent the value of additional RSUs awarded based on nominal equivalents of dividends on the Corporation’s Common Shares, with the exception of Mr. Haumont which amount represents a housing allowance for him.  The amounts shown for Mr. O’Neill also include life insurance premiums in the amount of $4,920 paid for personal insurance for him.

(3)

Converted at the Average Exchange Rate.

(4)

Converted at the Year-End Exchange Rate.

(5)

The Share-based awards represent RSUs granted.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

	Option-Based Awards				Share-Based Awards(1)
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (Cdn$)	Option Expiration Date (M/D/Y)	Value of Unexercised In-the-Money Options (US$)	Number of Shares or Units of Shares that Have Not Vested (#)	Market or Payout Value of Share-Based Awards that Have Not Vested (US$)
Robert A. Gannicott	15,000 256,400 11,250 286,680 200,000 110,000 100,000	10.60 9.15 9.10 12.45 23.35 41.45 26.45	02/01/2009 11/24/2009 03/14/2010 03/12/2011 02/05/2012 04/17/2013 04/07/2014	0 0 0 0 0 0 0	10,735	42,712
Alan S. Mayne	100,000	25.52	01/21/2018	0	10,195	40,564
Thomas J. O’Neill	30,000 5,000 100,000	25.51 26.45 41.95	07/22/2012 04/17/2013 09/8/2014	0 0 0	35,596	141,629
James Pounds	50,000 10,000	27.60 26.45	06/27/2012 04/17/2013	0 0	5,367	21,354
Gilles Haumont	Nil	N/A	N/A	N/A	N/A	N/A

(1)

Share-based awards represent outstanding RSUs.  The payment value is based on the last trade of the Common Shares on the TSX prior to the close of business on January 30, 2009, of Cdn$4.88 converted at the Year End Exchange Rate.

Incentive Plan Awards – Value Vested or Earned During the Year

Name	Option-Based Awards – Value Vested During the Year (US$)	Share-Based Awards – Value Vested During the Year (US$)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (US$)
Robert A. Gannicott	Nil	858,209(1)	407,664(2)
Alan S. Mayne	Nil	Nil	107,012(2)
Thomas J. O’Neill	Nil	302,230	517,500
James Pounds	Nil	68,674(1)	94,415(2)
Gilles Haumont	Nil	Nil	38,745

(1)

These amounts represent Linked RSUs vested during Fiscal 2009 as further described in this Management Proxy Circular on page 19 (see “Elements of Compensation – Mid-term Incentives-RSUs”), converted at the Year-End Exchange Rate for Mr. Gannicott and the Exchange Rate at May 15, 2008 for Mr. Pounds of 1.0002.

(2)

These amounts represent bonuses declared for Fiscal 2009 as further described in this Management Proxy Circular on page 19 (see “Elements of Compensation – Annual Bonus or Short-term Incentive”) and on page 22 (see “Performance Goals of Named Executive Officers), converted at the Year-End Exchange Rate.

Pension Plan Benefits

No Named Executive Officer is a member of a Defined Pension Plan or a Defined Contribution Plan. Mr. O’Neill is a member of a Deferred Compensation Plan (see “Summary Compensation Table” on page 25).

Termination and Change of Control Benefits

The Corporation has executive employment agreements with Robert A. Gannicott, Thomas J. O’Neill, Alan S. Mayne, James Pounds and Gilles Haumont. The compensation set out in the Summary Compensation Table reflects the compensation levels contained in the various agreements, subject to periodic review by the Human Resources & Compensation Committee. The Corporation’s executive employment agreements generally provide, and it is the Corporation’s policy, that upon the executive’s termination of employment for any reason, the executive shall be entitled to receive his or her accrued salary and benefits, unpaid bonus, unpaid vacation pay, and, except as otherwise provided herein, vested portions of stock options, and any amounts credited to the vested phantom stock award and RSU accounts (collectively the “Basic Executives’ Termination Amounts”).  In addition, the executive employment agreements for each of Messrs. Gannicott, O’Neill, Mayne and Pounds obligate the Corporation to pay for existing benefit plan coverage for certain period of time:  Mr. Gannicott, 3 years; Mr. O’Neill, 1 year; and Messrs. Mayne and Pounds, 2 years.

Robert A. Gannicott’s executive employment agreement provides that if his employment is terminated without just cause, or if he elects to terminate the agreement within six months of a change in control, he will be entitled to receive: (a) a payment equal to three times his then current annual salary; and (b) an amount equal to three times the greater of: (i) his last year’s bonus; or (ii) the average of his bonuses for the last two fiscal periods.

Thomas J. O’Neill’s executive employment agreement entitles him to deferred compensation (see “Summary Compensation Table” on page 25), a phantom stock award (see “Long Term Incentive – Phantom Equity” on page 20) and an annual award of RSUs (see “Summary Compensation Table” on page 25).  Mr. O’Neill can resign his employment for Good Reason (which is essentially any event which would constitute constructive dismissal at common law) after 180 days following his having given the Corporation notice of the event constituting Good Reason, provided the Corporation does not remedy the alleged violation within 30 days of Mr. O’Neill’s notice.  In addition, Mr. O’Neill shall have Good Reason to resign his employment following a change in control that occurs without his approval.  If Mr. O’Neill’s employment is terminated for any reason, he will be entitled to the balance of his deferred compensation.  In addition, his O’Neill Executive RSUs shall vest and the amount credited to his RSU account shall be paid to him.  Mr. O’Neill’s agreement provides that if his employment is terminated without cause or for Good Reason by Mr. O’Neill, he will be entitled to a payment equal to three times his then current base salary.  If Mr. O’Neill’s employment is terminated for cause, or Mr. O’Neill terminates this employment without Good Reason on less than 180 days prior written notice, all vested and unvested stock options, O’Neill Director RSUs and phantom stock awards shall be forfeited. In the event the termination payments to Mr. O’Neill would subject him to a parachute tax under the U.S. Internal Revenue Code, the Corporation is required to pay him a gross up amount to indemnify him for the parachute tax, which is estimated to be US$8,100.  In accordance with US law, if Mr. O’Neill is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code), payment of (i) vested RSUs, (ii) vested Phantom Stock Awards, (iii) the amounts in his Deferral Account, and (iv) three times base salary will not be made until the earliest to occur of: (A) the first day of the seventh month following the date of Mr. O’Neill’s separation from service but in no event later than the period permitted under Treasury Regulation Section 1.409A-3(d); and (B) Mr. O’Neill’s death.

The executive employment agreements for Alan Mayne and James Pounds, respectively, provide that if their employment is terminated without just cause, or if they elect to terminate the agreement within six months of a change in control for Good Reason, they will be entitled to receive: (a) a payment equal to two times their then current annual salary; and (b) an amount equal to two times the greater of: (i) their last year’s bonus; or (ii) the average of their bonuses for the last two fiscal periods.

The Human Resources & Compensation Committee determined that in the light of capping the bonuses for Fiscal 2009 and the current economic conditions, the employment agreements for Messrs. Gannicott, Mayne and Pounds would be amended to provide that the bonuses for Fiscal 2009 would not be included in the calculation of termination without just cause and change of control benefits.

Gilles Haumont’s executive employment agreement provides that if Harry Winston, Inc., decides to terminate his employment for any reason other than cause, he would be entitled to six months notice prior to such termination and relocation costs to France.  The Corporation does not have in place any compensatory plan or arrangement with Mr. Haumont that would be triggered by his resignation, retirement or other termination of employment, from a change of control of the Corporation, or a change in the executive officer's responsibilities following any such change of control.  Mr. Haumont was provided with six months written notice of termination on January 29, 2009, with termination effective on July 31, 2009.  Notwithstanding the foregoing, Mr. Haumont requested that his employment be terminated effective February 28, 2009. As a result, the base salary and housing allowance payments he would have earned during the subsequent five months were paid to him in a lump sum totaling US$182,474, less withholdings.  In addition, in accordance with his employment contract, the Corporation will pay his reasonable documented relocation costs for his personal belongings and him and his family to France and one return trip for him and his family to France before the relocation.  In accordance with the terms of the Phantom Stock Award, Mr. Haumont was entitled to receive one tranche of the Time Vested Portion of the Phantom Stock Award; however, as at January 31, 2009 the Phantom Stock Award had no value so he will not receive anything in respect thereof.  He received a Fiscal 2009 bonus of US$38,745.

The executive employment agreements for Messrs. O’Neill, Mayne and Pounds each have non-disclosure, non-solicitation and non-competition provisions for varying periods of time.  Mr. Gannicott’s executive employment agreement only contains a non-disclosure provision.  However, the termination payments are lump sum payments, generally paid within 5 business days of termination, (other than for Mr. O’Neill where compliance with Section 409A of the Internal Revenue Code, discussed earlier in this section, will determine the timing of payments to him), and the foregoing obligations are not conditions that apply to receiving the termination payments or benefits.

Grants of RSUs typically vest on the third anniversary of the date of the grant. One third of the RSUs vest if the change in control occurs prior to the first anniversary of the date of the grant, two thirds of the RSUs vest if the change in control occurs after the first anniversary and before the second anniversary of the date of the grant, and all the RSUs vest if the change in control occurs after the second anniversary of the date of the grant.

On the date of a change in control of the Corporation, stock options and any unvested portion of the Phantom Stock Award  become fully vested.

The estimated additional payment to the Named Executive Officers in the case of termination without cause, or upon a change of control, assuming that the triggering event took place on the last business day of the Corporation’s most recently completed financial year, are set out in the following table:

Name	Lump Sum Severance (US$)
Robert A. Gannicott	4,937,371(1)
Alan S. Mayne	1,109,737(1)
Thomas J. O’Neill	3,227,987
James Pounds	1,382,204(1)
Gilles Haumont	Nil

(1)

Converted at the Year-End Exchange Rate.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of January 31, 2009, concerning options outstanding pursuant to the Corporation’s existing stock option plan, which has been approved by the shareholders of the Corporation and which is the only compensation plan of the Corporation under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Common Shares remaining available for future issuance under the stock option plan
Stock Option Plan	1,604,338	Cdn$22.45	4,395,662

The Corporation currently has in place a stock option plan, which was adopted by the directors of the Corporation on June 12, 2000 and approved by the shareholders of the Corporation on July 27, 2000, as amended (the “Stock Option Plan”).  An increase in the maximum number of Common Shares issuable pursuant to the Stock Option Plan to 6,000,000 from 4,500,000 was approved by the directors of the Corporation on March 31, 2008 and approved by the shareholders of the Corporation at the shareholders’ meeting held on June 4, 2008.

The material provisions of the Stock Option Plan are as follows:

(a)

the persons who are eligible to be granted options under the Stock Option Plan are “service providers”, which means (i) any director, officer or employee or insider of the Corporation or any of its affiliates, and (ii) any other person or company engaged to provide ongoing consulting, technical, management or other services to the Corporation or any affiliated entity of the Corporation;

(b)

as of the date hereof, there are stock options outstanding in respect of an aggregate of 3,250,679 Common Shares, representing approximately 4.2% of the currently outstanding Common Shares;

(c)

the Corporation has adopted policies which impose trading restrictions preventing officers, directors and employees from trading in securities of the Corporation (including exercising stock options) during certain periods (“Black-Out Periods”), the Stock Option Plan provides that if the expiry date of an option granted under the Stock Option Plan would otherwise occur during or within ten days following a Black-Out Period, the expiry date of such option shall be extended to the first business day which is at least ten days after the end of the Black-Out Period;

(d)

the number of Common Shares reserved for issuance to any one person, shall not exceed 2% of the number of Common Shares issued and outstanding on a non-diluted basis (the “Outstanding Issue”), at the time of such grant;

(e)

the number of Common Shares reserved for issuance to Optionees who are, at the time of the particular grant, Related Persons, shall not exceed 10% of the Outstanding Issue, at the time of such grant;

(f)

the number of Common Shares issued within any one year period pursuant to the exercise of options to Optionees who are, at the time of issuance, Related Persons, shall not exceed 10% of the Outstanding Issue at that time, less the number of Common Shares which have been issued pursuant to the Stock Option Plan in the twelve month period immediately preceding such time (the “Adjusted Outstanding Issue”);

(g)

the number of Common Shares issued within any one year period pursuant to the exercise of Options and Existing Options to any one Related Person and his or her associates, shall not exceed 2% of the Adjusted Outstanding Issue.

(h)

the exercise price for the Common Shares under each option granted under the Stock Option Plan is be determined by the Board, or by a committee appointed for this purpose by the board, on the basis of the market price at the time of granting of each option.  If at the time of grant of an Option the shares of the Corporation are listed on the TSX, the exercise price may not be less than the market price on the TSX, where “market price” means the prior trading day closing price of the shares of the Corporation, or where there is no such closing price, the average of the most recent bid and ask of the shares of the Corporation on the TSX;

(i)

options granted under the Stock Option Plan may, at the discretion of the Board or committee, provide that the number of shares which may be acquired pursuant to the option shall not exceed a specified number or percentage each year (or other specified period) during the term of the option (a "vesting restriction");  however, all options become immediately exercisable upon the occurrence of an “Acceleration Event” as defined in the Stock Option Plan, which includes a take-over of the Corporation, a merger of the Corporation where the Corporation is not the continuing or surviving corporation, the sale of all or substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation;

(j)

options may be granted under the Stock Option Plan for a term not exceeding ten years;

(k)

if a holder of an option ceases to be a service provider to the Corporation (other than as a result of the death of such holder), such holder’s options terminate on the earlier of (i) 60 days after the holder ceases to be a service provider, and (ii) the original expiry date of the option;

(l)

if a holder of an option dies while he or she is a service provider, such holder’s options terminate on the earlier of (i) one year after the date of death of the holder, and (ii) the original expiry date of the option;

(m)

the Stock Option Plan provides for a “cashless” settlement alternative whereby, at the election of the option holder, the value of the options at the time of exercise is settled by the surrendering of the options for “Substituted Rights” and the immediate conversion of those rights into Common Shares.

(n)

options may not be assigned or transferred, except (i) by will or by the laws of descent and distribution, or (ii) transfers to (A) personal holding companies controlled by a service provider, the shares of which are held directly or indirectly by the service provider, his or her spouse, minor children and/or minor grandchildren, or (B) a registered retirement savings plan established by and for the sole benefit of a service provider, or (C) an inter vivos trust if the service provider is the trustee, and the beneficiaries of which trust include only the service provider, his or her spouse, minor children and minor grandchildren;

(o)

the Board may from time to time amend the Stock Option Plan without approval from shareholders of the Corporation, other than with respect to the following matters: (i) the maximum number of Common Shares reserved for issuance under the Stock Option Plan; (ii) a reduction in the exercise price for options held by insiders of the Corporation; (iii) an extension to the term of any option held by insiders of the Corporation; and (iv) an increase in any limit on grants of options to insiders set out in the Stock Option Plan; and

(p)

the Corporation has not provided, and does not provide, any financial assistance to optionees to facilitate the exercise of options granted pursuant to the Stock Option Plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As of the date hereof, no director or executive officer of the Corporation, or proposed nominee for election as director, or any of their respective associates, is indebted to the Corporation or any of its subsidiaries or has indebtedness to another entity which has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person of the Corporation, proposed director of the Corporation and no associate or affiliate of such informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s last completed fiscal year or in any proposed transaction, which, in either case, has materially affected or would materially affect the Corporation or any of its subsidiaries.

ADDITIONAL INFORMATION

Copies of the Management Information Circular, the Annual Report which contains the comparative audited financial statements of the Corporation, any interim financial statements subsequent to those statements contained in the Annual Report and Management’s Discussion and Analysis, the Annual Information Form, copies of charters of the committees of the Board and the Corporate Governance Guidelines may be obtained from SEDAR at www.sedar.com or free of charge upon request from Investor Relations of the Corporation at P. O. Box 4569, Station “A”, Toronto, Ontario M5W 4T9, (416) 362-2237 ext. 290 or by emailing investor@harrywinston.com or by viewing the Corporation’s web site.  Throughout this Management Proxy Circular, references to document and information available on the Corporation’s website can be found at http://investor.harrywinston.com.

BOARD APPROVAL

The directors of the Corporation have approved the contents and sending of this Management Proxy Circular to the shareholders.

Lyle R. Hepburn Corporate Secretary April 16, 2009

SCHEDULE 1 - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Board of Directors

(a)

The Board is currently comprised of nine directors, of which five are considered to be unrelated and independent directors within the meaning of Canadian and US securities laws and the NYSE Rules.  A director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Corporation. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s judgment independent of management.  The independent directors of the Corporation are currently Matthew W. Barrett, Micheline Bouchard, Noel Harwerth, Daniel Jarvis and Laurent E. Mommeja.

(b)

The Board has determined that the related and non-independent directors of the Corporation are: Robert A. Gannicott, the Chief Executive Officer of the Corporation; Thomas J. O'Neill, the President of the Corporation; J. Roger B. Phillimore, because of his consulting arrangement with the Corporation, and Thomas M. Boehlert, because of his employment with Kinross Gold Corporation.

(c)

A majority of the directors of the Corporation are independent as defined in Section 1.2(1) of NI58-101.

(d)

Some of the directors of the Corporation are also directors of other reporting issuers, or the equivalent of a reporting issuer in a foreign jurisdiction.  The following table outlines such directorships held by the members of the Board as of March 31, 2009:

Name of Director	Other Directorships Held
Matthew W. Barrett	Goldman Sachs Bank USA
Thomas M. Boehlert	None
Micheline Bouchard	Telus Corporation, Citadel Group of Funds and Home Capital/Home Trust
Robert A. Gannicott	None
Noel Harwerth	Royal & Sun Alliance Insurance, Logica Group, Corporate Services Group and Sumitomo Mitsubishi Banking Europe
Daniel Jarvis	None
Laurent E. Mommeja	None
Thomas J. O’Neill	C & J Clark Limited, U.K.
J. Roger B. Phillimore	Lonmin plc

(e)

The Board has established a policy of having the independent directors hold meetings chaired by the Lead Director, independent of management and non-independent directors, at each regularly scheduled meeting and at certain special meetings. The Board held nine meetings during the last completed fiscal year. At five of such meetings, the independent directors held private sessions.

(f)

The Chairman of the Corporation, Robert A. Gannicott, is a non-independent director. John M. Willson, who was not a member of management and who was unrelated and independent was the Lead Director of the Corporation for the period from February 1, 2008 until June 4, 2008. Matthew W. Barrett, who is not a member of management and who is unrelated and independent, is the Lead Director for the Corporation.  He was appointed as the Lead Director on June 4, 2008. One of the principal responsibilities of the Lead Director is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties, and to act as a liaison between the Board and management. The Corporation has written guidelines for the Lead Director.  These guidelines are available on the Corporation's website.

(g)

The attendance at Board and Committee meetings for each of the directors proposed for election at the Meeting can be found in this Management Proxy Circular on page 14 (see “Meetings Held and Attendance of Directors”).

Majority Voting Policy

Effective January 14, 2009, the Board adopted a majority voting policy for directors in order to promote enhanced director accountability. The policy stipulates that in an uncontested election any nominee for director with respect to whom a majority of the votes represented by proxies validly deposited prior to the annual meeting of the shareholders (the ‘‘Meeting’’) are ‘‘withheld’’ from his or her election (a ‘‘Majority Withheld Vote’’), shall submit his or her resignation to the Nominating & Corporate Governance Committee for consideration promptly following the Meeting.

The Nominating & Corporate Governance Committee shall consider the resignation and shall recommend to the Board whether or not to accept it. The Board shall consider the recommendation of the Nominating & Corporate Governance Committee and determine whether or not to accept the recommendation. A press release disclosing the Board’s determination (and the reasons for rejecting the resignation, if applicable) shall be issued within 90 days following the date of the Meeting.

Any director who tenders his or her resignation shall not participate in any meeting of the Nominating & Corporate Governance Committee, if he or she is a member of that Committee, or of the Board to consider whether his or her resignation shall be accepted. However, if the number of members of the Nominating & Corporate Governance Committee who received a Majority Withheld Vote at the Meeting is such that the remaining members of this committee do not constitute a quorum, then the directors who did not receive a Majority Withheld Vote shall appoint a committee to consider the resignations and recommend to the Board whether to accept them.

In a contested election, where the number of director nominees exceeds the number of directors to be elected, a plurality vote standard will continue to apply.

The majority voting policy, together with the change to give shareholders the option of voting for or withholding their votes in respect of individual director nominees, provides enhanced director accountability. These measures combined encourage individual board members to be diligent in the performance of their duties by providing shareholders with the right to vote for individual directors based on their individual performance as a director or withhold their votes for a director who fails to meet the standards required by the shareholders.

Board Mandate

The Board has the responsibility to manage, or supervise, the management of the business and affairs of the Corporation. The Board selects and appoints the Corporation’s Chief Executive Officer and, through him, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide management, monitors and advises management, sets their compensation and, if necessary, replaces them.

To assist the Board in the implementation of key policies, it delegates some of its responsibility to committees. As part of its duties, the Board reviews, through reports from the Nominating & Corporate Governance Committee, and approves the structure, Charters and composition of its committees. It also receives and reviews regular and timely reports of the activities and findings of those committees.

The fundamental responsibility of the Board is to appoint a competent executive team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control.  The Board has adopted specific corporate governance guidelines which are posted on the Corporation’s website under the name Corporate Governance Guidelines.

Position Descriptions

The Corporation has written guidelines for the Chairman and Chief Executive Officer, and for the Chairs of the Committees. These guidelines are available on the Corporation's website.

The Chief Executive Officer’s position description is reviewed by the Board on an on-going basis. Annual objectives for the Corporation and the Chief Executive Officer are developed jointly by the Board and the Chief Executive Officer. The attainment of these objectives is reviewed by the Board. The Chief Executive Officer is also responsible and accountable for pursuing the strategic goals which are considered and adopted by the Board at its annual strategy meetings.

Orientation and Continuing Education

(a)

New directors are provided with a comprehensive information package on the Corporation and its management, and are fully briefed by senior management on the corporate organization and key current issues. Visits to key operations are also arranged for new directors.

(b)

Ongoing training and development of directors consists of similar components, i.e., updated written corporate information, site visits and presentations by experts in numerous fields that are important to the Corporation’s interests. Individual directors may engage outside advisors, with the authorization of the Nominating & Corporate Governance Committee.

Ethical Business Conduct

The Nominating & Corporate Governance Committee is responsible for developing and reviewing, with recommendations to the Board where appropriate, the Corporation’s approach to all matters of corporate governance, and reporting thereon to the Board.  The Corporation has adopted a Code of Ethics and Business Conduct, a Policy on Corporate Disclosure, Confidentiality and Employee Trading, an Insider Trading Policy and a Whistleblower Protection Policy. All of these policies are available on the Corporation's website, and will be provided to any Shareholder who requests them.  The foregoing Code of Ethics and Business Conduct of the Corporation, as amended, has been filed on SEDAR at www.sedar.com.

The SEC and National Instrument 52-110 – Audit Committees require a corporation to disclose if it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller.  The Corporation is in compliance. The Corporation has adopted a code of ethics entitled Code of Ethics and Business Conduct which is applicable to all directors, officers and employees of the Corporation and its subsidiaries. The Code of Ethics and Business Conduct provides a framework for directors, officers and employees on the conduct and ethical decision making integral to their work. Management of the Corporation is committed to fostering and maintaining a culture of high ethical standards and compliance, and ensuring a work environment that encourages employees to raise concerns to the attention of management and promptly addressing any employee compliance concerns.

The Code of Ethics and Business Conduct provides that management is responsible for monitoring compliance with the Code and for communicating the Code to employees. Employees are advised that they have a duty to report any known or suspected violation of the Code, including any violation of the laws, rules, regulations or policies that apply to the Corporation. Employees are to report such violations to their supervisor, the Corporate Secretary, or by following the procedures set out in the Corporation’s Whistleblower Protection Policy. It is ultimately the Board’s responsibility for monitoring compliance with the Code. The Board, through its Nominating & Corporate Governance Committee, reviews the Code annually to ensure that it complies with legal requirements and is in alignment with best practices.

The Board has not granted any waiver of the Code of Ethics and Business Conduct. Accordingly, no material change report has been required or filed.

Individual directors are expected to indicate a material interest in any transaction or agreement that the Corporation is considering. Directors who have a material interest in a transaction or agreement would not be present for discussions on such transaction or agreement, and would not participate in any vote on the matter.

Nomination of Directors

The Nominating & Corporate Governance Committee, composed entirely of unrelated and independent directors, considers all proposed nominees for the Board and recommends nominees to the Board. The Committee periodically assesses the skill sets of current directors and recommends desired background and qualifications for director nominees, taking into account the needs of the Board at the time. Breadth of perspective, experience and judgment are critical qualities of a director, and strongly influence the selection criteria for Board membership.  All directors serve, or have served, on a number of corporate boards, and bring a broad base of international experience and expertise to Board deliberations.

The Board assessment is done periodically, and consists of an interview and discussion by the Chair of the Nominating & Corporate Governance Committee with each director on an informal basis. The Committee addresses issues such as director representation in terms of expertise and experience, Board size, director succession planning, meeting quality and efficiency, director contribution and interaction, management effectiveness and the Board’s relationship with management. In addition, the Committee retained the services of Norman Anderson & Associates Ltd. to undertake a Board assessment in 2005.  In fiscal 2008 and 2009, each director completed an evaluation form which contained questions concerning the effectiveness of the Board and its committees, operation of the Board, Board size, number of meetings held per annum, meeting quality and efficiency, director contribution and interaction, strategic planning opportunities, management effectiveness and the Board’s relationship with management.  The responses were reviewed by the Lead Director and presented to the Board.

The Board and the Nominating & Corporate Governance Committee, with the Lead Director, monitor the size of the Board to ensure effective decision-making.  The Nominating & Corporate Governance Committee also develops, reviews and monitors criteria for selecting directors by assessing their qualification, personal qualities, geographical representation, business background and diversified experience.  The directors have proposed nine nominees for the position of director in the upcoming year.

Compensation

Directors’ Compensation

The adequacy and form of director compensation is reviewed on an annual basis. In addition to directors’ responsibilities and time commitment, this review also takes into account director remuneration of peer companies. The Nominating & Corporate Governance Committee recommends the directors’ compensation to the Board, for approval.  Details regarding directors’ compensation can be found on pages 11 to 13 of this Management Proxy Circular (see “Director Compensation Table”).

In January, 2007, the Nominating & Corporate Governance Committee reviewed the directors’ compensation which had been set, in part, based on the recommendations of its consultants, Towers Perrin, in 2004, and recommended that a 15% increase in director compensation was appropriate.  The Nominating & Corporate Governance Committee recommended that meeting fees and annual cash remuneration would remain the same.  However, the annual and initial grant of DSUs to non-executive directors would each be increased by 500 DSUs.  Accordingly, effective February 1, 2007, non-executive directors were entitled to receive an initial grant of 2,500 DSUs when they are first appointed to the Board and an annual grant of 1,500 DSUs at the beginning of each fiscal year thereafter.  In January, 2008, the Nominating & Corporate Governance Committee reviewed the Outside Directors’ Fee Study prepared by Hewitt Associates LLC.  The Committee recommended that no changes be made to director compensation, with the exception that the annual cash retainers and annual DSU grants be paid on a quarterly basis.  The decisions made by the Nominating & Corporate Governance Committee are the responsibility of the Nominating & Corporate Governance Committee and may reflect factors and considerations other than the information and recommendations provided by its compensation consultants.  In January, 2009, the Nominating & Corporate Governance Committee again recommended that no changes be made to director compensation.

The Nominating & Corporate Governance Committee is composed entirely of unrelated and independent directors. The Nominating & Corporate Governance Committee’s responsibilities are set out in its Charter.  A summary of these responsibilities can be found on pages 17 and 18 of the Management Proxy Circular (see “Report of the Nominating & Corporate Governance Committee”). The Charter of the Nominating & Corporate Governance Committee is available on the Corporation’s website.

Senior Officers’ Compensation

The Human Resources & Compensation Committee recommends the senior officers’ compensation to the Board, for approval.

The Corporation retained the services of Hewitt Associates LLC in 2007 and again during the fiscal year ended January 31, 2008 and January 31, 2009 to compile corporate information and industry comparative data in order to prepare a foundation for ongoing management of executive compensation. A brief description of the services performed by Hewitt Associates LLC can be found on page 21 of this Management Proxy Circular (see “Determination of Compensation”).

The Human Resources & Compensation Committee is composed entirely of unrelated and independent directors. The Human Resources & Compensation Committee’s responsibilities are set out in the Work Plan of the Committee.  A list of these responsibilities can be found on page 16 of the Management Proxy Circular (see “Report of the Human Resources & Compensation Committee”). The Charter of the Human Resources & Compensation Committee is available on the Corporation’s website.

Board Committees

The Board has three Committees: Audit, Nominating & Corporate Governance and Human Resources & Compensation. The Committees are composed entirely of independent directors. The roles and responsibilities of the Committees are set out in Charters which are available on the Corporation’s website. These Charters are reviewed annually to ensure that they comply with legal requirements and are in alignment with best practices. To assist the Committee in fulfilling their respective responsibilities, such responsibilities are set out in Work Plans which are approved at the beginning of each year.

Assessments

Strategic planning is at the forefront of deliberations at meetings of the Board. Management is responsible for the development of overall corporate strategies. These strategies are under constant review by the Board and senior management.

The Board conducts an annual evaluation of the effectiveness of the Board and its Committees.

Throughout the year, the Board reviews the performance of management and the Corporation against approved business plans and policies. The Board also reviews and approves specific proposals for all major capital expenditures, checking for consistency with budgets and strategic plans, and deals with a large number of individual issues and situations requiring decision by the Corporation, such as acquisitions, investments and divestitures.

The Board ensures that an appropriate risk assessment process is in place to identify, assess and manage the principal risks of the Corporation's business. Management reports regularly to the Board in relation to principal risks which potentially affect the Corporation's business activities.

The Board regularly reviews management succession plans and, where necessary, initiates and supervises searches for replacement candidates. It also sets objectives for, and reviews the performance of, the senior officers of the Corporation, and approves their appointments and compensation.

The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems covering, for example, expenditure approvals, financial controls, environmental and health and safety matters. Such systems are designed to inform the Board of the integrity of the financial and other data of the Corporation, and are subject to audit reviews. Management is required to comply with legal and regulatory requirements with respect to all of the Corporation’s activities.

The Corporation has a sound governance structure in place at both management and Board levels, and a comprehensive system of internal control relating to financial record reliability. These structures and systems are continually assessed, reviewed and enhanced in light of ongoing Canadian and U.S. regulatory developments affecting corporate governance, accountability and disclosure.